EXHIBIT 5.1

September 27, 2007

Acuity Brands, Inc.

1170 Peachtree Street, N.E.

Atlanta, Georgia 30309

Re:	Post-Effective Amendment No. 1 to Form S-8 (No. 333-138384; Post-Effective Amendment No. 1 to Form S-8 (No. 333-126521); Post-Effective Amendment No 1 to Form S-8 (No. 333-123999); Post-Effective Amendment No. 2 to Form S-8 (No. 333-74242); and Post-Effective Amendment No. 2 to Form S-8 (No. 333-74246) (collectively, the “Amendment”) pertaining to the Acuity Brands, Inc. 2005 Supplemental Deferred Savings Plan; Acuity Brands, Inc. Nonemployee Director Deferred Compensation Plan (as amended and restated); Acuity Brands, Inc. Long-Term Incentive Plan (as amended and restated); Acuity Brands, Inc. 401(k) Plan; Acuity Brands, Inc. Employee Stock Purchase Plan; Acuity Brands, Inc. 2001 Nonemployee Directors’ Stock Option Plan; Acuity Specialty Products 401(k) Plan; Acuity Lighting Group, Inc. 401(k) Plan for Hourly Employees; Holophane Division of Acuity Lighting Group 401(k) Plan for Hourly Employees; and Holophane Division of Acuity Lighting Group 401(k) Plan for Hourly Employees Covered by a Collective Bargaining Agreement

Ladies and Gentlemen:

I have acted as counsel for Acuity Brands, Inc. a Delaware corporation (the “Company”), in connection with the preparation and filing of the Amendment under the Securities Act of 1933, as amended, relating to the registration of (i) unsecured obligations of the Company (the “Deferred Compensation Obligations”) to pay deferred compensation in the future in accordance with the terms and conditions of the Acuity Brands, Inc. 2005 Supplemental Deferred Savings Plan and the Acuity Brands, Inc. Director Deferred Compensation Plan, as amended and restated; (ii) interests in the Acuity Brands, Inc. 401(k) Plan; Acuity Specialty Products 401(k) Plan; Acuity Lighting Group, Inc. 401(k) Plan for Hourly Employees; Holophane Division of Acuity Lighting Group 401(k) Plan for Hourly Employees; and Holophane Division of Acuity Lighting Group 401(k) Plan for Hourly Employees Covered by a Collective Bargaining Agreement (the “401(k) Plans”); and (iii) 5,975,154 shares of the Company’s Common Stock, $0.01 par value (the “Common Stock”), which may be issued pursuant to the Plans (293,155 shares under the Acuity Brands, Inc. Nonemployee Director Deferred Compensation Plan; 3,272,283 shares under the Acuity Brands, Inc. Long-Term Incentive Plan; 280,436 shares under the Acuity Brands, Inc. 401(k) Plan; 1,104,694 shares under the Acuity Brands, Inc. Employee Stock Purchase Plan; 262,385 shares under the Acuity Brands, Inc. 2001 Nonemployee Directors’ Stock Option Plan; 573,653 shares under the Acuity

September 27, 2007

Specialty Products 401(k) Plan; 97,448 shares under the Acuity Lighting Group, Inc. 401(k) Plan for Hourly Employees; 44.226 shares under the Holophane Division of Acuity Lighting Group 401(k) Plan for Hourly Employees; and 46,874 shares under the Holophane Division of Acuity Lighting Group 401(k) Plan for Hourly Employees Covered by a Collective Bargaining Agreement).

As such counsel, I have examined and relied upon such records, documents, certificates, and other instruments as in my judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed, or photographic copies, and as to certificates of public officials, I have assumed the same to have been properly given and to be accurate.

The opinions expressed herein are limited in all respects to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution, and the reported judicial decisions interpreting these laws, and the laws of the State of Georgia, and the federal laws of the United States and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such law may have on the opinions expresses herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

On the basis of the foregoing, it is my opinion that:

1.	The Deferred Compensation Obligations have been duly authorized by all requisite action on the part of the Company and, when issued in accordance with the terms and conditions of the applicable Plan, will be legally issued and the binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general principles of equity; and

2.	The Plans and the shares of Common Stock subject to the Amendment have been duly authorized, and such shares, when issued in accordance with the terms and conditions of the applicable Plan, will be validly issued, fully paid, and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Amendment.

Sincerely,

/s/ Kenyon W. Murphy
Kenyon W. Murphy, Esq.